Exhibit (h)(66)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

June 11, 2013

Mr. Edmund J. Burke, Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/WMC Value Intersection Fund (f/k/a Activa Value Fund) (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of ALPS Advisors, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that they are entitled to receive from the Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.15%, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser agrees that such fee waivers and reimbursements for the Fund are effective as of September 1, 2013 and shall continue at least through August 31, 2014.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

ALPS ADVISORS, INC.

By: /s/ Thomas A. Carter
Name: Thomas A. Carter
Title: President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By: /s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President